EXHIBIT A

To the Advisory Agreement

Between SSgA Funds Management, Inc. and SSgA Active ETF Trust

As consideration for the Adviser’s services to each of the following Funds, the Adviser shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month, less the proportional amount of the advisory fee of any investment company the shares of which are the only investment security held by a Fund.

The Adviser will pay all of the expenses of each Fund below except for the advisory fee, amounts payable pursuant to any plan adopted in accordance with Rule 12b-1, brokerage expenses, taxes, interest, fees and expenses of the Independent Trustees (including any Trustee’s counsel fees), litigation expenses and other extraordinary expenses.

Fund		Annual % of average daily net assets
	SPDR Blackstone/GSO Senior Loan ETF	0.90%

As consideration for the Adviser’s services to each of the following Funds, the Adviser shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month, less the proportional amount of the advisory fee, as well as acquired fund fees and expenses, of any investment company the shares of which are the only investment security held by a Fund.

The Adviser will pay all of the expenses of each Fund below except for the advisory fee, amounts payable pursuant to any plan adopted in accordance with Rule 12b-1, brokerage expenses, taxes, interest, fees and expenses of the Independent Trustees (including any Trustee’s counsel fees), litigation expenses and other extraordinary expenses.

Fund		Annual % of average daily net assets
	SPDR SSgA Multi-Asset Real Return ETF	0.70%
	SPDR SSgA Income Allocation ETF	0.70%
	SPDR SSgA Global Allocation ETF	0.35%
	SPDR SSgA Ultra Short Term Bond ETF	0.20%